Exhibit 21

                PARENTS AND SUBSIDIARIES AS OF OCTOBER 16, 1996

            The following will apply assuming the transaction of succession is consummated.

            The Registrant will be the parent corporation of Melville Corporation, a New York corporation ("Melville"). Melville is the direct parent corporation of the following Minnesota corporations, the majority of which also operate specialty retail chain stores: CVS H.C., Inc.; Bob's H.C., Inc.; and Bloomington M N., L.T., Inc.

            Bloomington M N., L.T., Inc. is the parent corporation of Rockford L.T., Inc., which is the parent corporation of 250 subsidiaries, all of which were formed to operate specialty retail stores, all located in the United States, selling quality brand name linens, towels, bath and other household items.

            CVS H.C., Inc. is the parent corporation of Nashua Hollis CVS, Inc., which is the parent corporation of 1,145 subsidiaries, all of which were formed to operate specialty retail stores located in the United States, selling prescription drugs, health and beauty care products.

            Bob's H.C., Inc. is the parent corporation of Amherst NY Bob's, Inc., which is the parent corporation of 59 subsidiaries which were formed to operate specialty retail stores located in the United States, selling casual clothing and footwear for the entire family.

            The Registrant is an indirect parent corporation of LNT, Inc. a New Jersey corporation, Bob's, Inc., a Connecticut corporation, CVS of DC & VA, Inc., a Maryland corporation, Linens 'n Things Center, Inc., a California corporation, Bob's Stores Center, Inc., a New Hampshire corporation, CVS Center, Inc., a New Hampshire corporation, all of which are included in the consolidated financial statements of the Registrant.

            CVS, Inc. (formerly known as CVS Distribution, Inc.) is the parent corporation of Melville Realty Company, Inc., a New York corporation, which is the parent corporation of Melville Realty Management Corporation, MREFC, Inc., Danbury MRC, Inc., MRC Manchester Devco, Inc., Amherst MRC Devco, Inc., MRC Woodlands Devco, Inc., MRC Henderson Devco, Inc., MRC Westbury Devco, Inc., MRC Norwalk Devco, Inc., and MRC Staten Island Devco, Inc.

            Several of the subsidiaries referred to in this Exhibit have not yet opened their stores for business, and several no longer operate any stores. All of the subsidiaries referred to herein are included in the consolidated financial statements of the Registrant.

            The names of other subsidiaries are omitted as, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.